Exhibit 99.6

Date: September 9th, 2025

To:

Zhibao Technology Inc.

Floor 3, Building 6, Wuxing Road, Lane 727

Pudong New Area, Shanghai 201204

People’s Republic of China

Re: Zhibao Technology Inc. -PRC Legal Opinion

We are lawyers qualified to practice in the People’s Republic of China (the “PRC” or “China”, for purposes of this legal opinion, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan). We have acted as PRC legal counsel to Zhibao Technology Inc., an exempted limited liability company organized under the laws of the Cayman Islands (the “Company”). We have been requested by the Company to render an opinion in connection with the resale, from time to time, by Hudson Global Ventures, LLC (“Hudson” or the “Selling Shareholder”) of the following securities (the “Offering”): (1) up to 14,705,883 Class A ordinary shares, par value $0.0001 per share (the “Class A ordinary shares”) (assuming the shares to be issued are sold at a price of $1.02 per share), par value $0.0001 per share of Company, that Company may elect, in its sole discretion, to issue and sell to Selling Shareholder, from time to time from and after the commencement date under the certain equity purchase agreement, entered into by and between Company and Selling Shareholder on June 22, 2025 (the “Hudson EPA”), and subject to applicable stock exchange rules; (2) Up to 280,000 Class A ordinary shares issued to Hudson as commitment fee shares (including 140,000 Class A ordinary shares as initial commitment shares and up to 140,000 Class A ordinary shares as make-whole commitment shares) pursuant to the Hudson EPA, in accordance with the Company’s registration statement on Form F-1, including all amendments or supplements or prospectus thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”).

We have been requested by the Company to render this opinion (the “Opinion”) on all of the following entities listed in Appendix A (collectively referred to herein as the “PRC Companies”) for the purposes of the Offering.

A. Documents and Assumptions

For the purpose of rendering this legal opinion (the “Opinion”), we have examined the Registration Statement, the originals or copies of documents provided to us by the Company, including, without limitation, the documents obtained from the applicable Administration for Market Regulation (the “AMR”) or PRC National Enterprise Credit Information Publicity System (“Company Registry”) and such other documents, corporate records, certificates, approvals and other instruments as we have deemed necessary or advisable, including, without limitation, originals or copies of the agreements and certificates issued by PRC authorities and officers of the Company (“Documents”).

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Without prejudice to the foregoing, we have also made due inquiries as to other facts and questions of law as we have deemed necessary in order to render this Opinion.

The material from AMR or Company Registry does not determine conclusively whether or not an order has been made or a resolution has been passed for the winding up of a company or for the appointment of a liquidator or other person to control the assets of a company, as notice of such matters might not be filed immediately and, once filed, might not appear immediately on a company’s public file. Moreover, the information from AMR is unlikely to reveal any information as to any such procedure initiated by the Company in any other jurisdiction.

For the purpose of this Opinion, we have assumed:

(1)	the genuineness of all signatures and seals, the conformity to originals of all documents purporting to be copies of originals and the authenticity of the originals of the Documents;

(2)	that such of the documents as contain resolutions of directors and members, respectively, or extracts of minutes of meetings of the directors and meetings of the members, respectively accurately and genuinely represent proceedings of meetings of the directors and of meetings of members, respectively, of which adequate notice was either given or waived, and any necessary quorum present throughout;

(3)	the accuracy and completeness of all factual representations (if any) made in the Documents other than legal matters that we expressly opine on herein;

(4)	the Hudson EPA is legal, valid, binding and enforceable in accordance with its governing laws in any and all respects;

(5)	that all consents, licenses, permits, approvals, waivers, exemptions or authorizations required of or by, and any required registrations or filings with, any governmental authority or regulatory body of any jurisdiction other than the PRC in connection with the transactions contemplated under the Hudson EPA related to the issuance and resale of the Class A ordinary shares have been obtained or made;

(6)	the Documents presented to us remain in full force and effect on the date of this Opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this Opinion;

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(7)	that insofar as any obligation under the Documents is to be performed in any jurisdiction outside the PRC, such performance will not be illegal or unenforceable by virtue of the law of that jurisdiction;

(8)	that the information disclosed in the materials from the Company Registry is accurate and complete as of the date of this Opinion and the information from the Company Registry search did not fail to disclose any information which had been filed with or delivered to the Companies Registry but had not been processed at the time when the search was conducted;

(9)	that each of the parties other than the PRC Companies as defined below is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation (as the case may be);

(10)	that all Governmental Authorizations, as defined below, and other official statements or documentation are obtained by lawful means in due course, and the Documents provided to us conform with those documents submitted to Governmental Agencies for such purposes;

(11)	that there has been no change in the information contained in the latest records of the Company Registry up to the issuance of this Opinion; and

(12)	that all documents submitted to us are legal, valid, binding and enforceable under all such laws as govern or relate to them other than PRC Laws.

If any evidence comes to light that would indicate any of the Documents or materials referred to above contain any legal deficiency, inaccuracy or other such defect, or if any of the assumptions upon which this Opinion is based prove to be incorrect as of the date hereof, we reserve the right to revise any relevant expression or conclusion contained in this Opinion and/or issue a supplementary legal opinion, interpretation or revision to this Opinion according to further certified facts.

We have made no investigation on and expressed no opinion in relation to the laws of any country or territory other than the PRC. This Opinion is limited to and is given on the basis of the current PRC Laws and is to be construed in accordance with, and is governed by, the PRC Laws.

B. Definitions

In addition to the terms defined in the context of this Opinion, the following capitalized terms used in this Opinion shall have the meanings ascribed to them as follows:

As used herein,

(1)	“Company” means Zhibao Technology Inc.;

(2)	“PRC Companies” means Zhibao Technology Co., Ltd.(“Zhibao China” or “WFOE”), Shanghai Anyi Network Technology Co., Ltd.(“Shanghai Anyi”), Sunshine Insurance Brokers (Shanghai) Co., Ltd.(“Sunshine Insurance Brokers”), Shanghai Zhibao Health Management Co., Ltd.(“Zhibao Health”) and Shanghai Zhizhongbao Enterprise Management Co., Ltd.;

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(3)	“CSRC” means the China Securities Regulatory Commission;

(4)	“Circular 37” means Circular on the Management of Offshore Investment and Financing and Round Trip Investment By Domestic Residents through Special Purpose Vehicles promulgated on July 4, 2014;

(5)	“Circular 37 Registration” means the initial foreign exchange registration with the relevant governmental authority in respect of their respective overseas investments in the special purpose vehicles for the PRC residences who are required to make the foreign exchange registration under the Circular 37;

(6)	“Governmental Agency” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or any body exercising, or entitled to exercise, any administrative, judicial, legislative, police, regulatory, or taxing authority or power of similar nature in the PRC;

(7)	“Governmental Authorizations” means any license, approval, consent, waiver, order, sanction, certificate, authorization, filing, declaration, disclosure, registration, exemption, permission, endorsement, annual inspection, clearance, qualification, permit or license by, from or with any Governmental Agency pursuant to any PRC Laws;

(8)	“Intellectual Property Rights” means, trademarks, trade names, patents, copyrights, domain names, licenses, trade secrets, inventions, technology, know-how, proprietary rights and other intellectual property and similar rights, including registrations and applications for registration thereof owned by the PRC Companies;

(9)	“PRC” or “China” means the People’s Republic of China, for purposes of this legal opinion, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan;

(10)	“Material Adverse Effect” means any event, circumstance, condition, occurrence or situation or any combination of the foregoing that has or could be reasonably expected to have a material and adverse effect upon the conditions (financial or otherwise), business, properties or results of operations or prospects of the Company and its PRC Companies, taken as a whole or on the ability of the Company to consummate the transaction;

(11)	“PRC Laws” mean all laws, regulations, rules, orders, decrees, guidelines, judicial interpretations and other legislation of the PRC in effect on the date of this Opinion;

(12)	“Registration Statement” means the Company’s Registration Statement on Form F-1 under the United States Securities Act of 1933, as amended, filed with the SEC, including all amendments or supplements thereto, in connection with the Offering;

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(13)	“Trial Measures” means the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies with five interpretative guidelines promulgated by the CSRC on February 17, 2023, effective on March 31, 2023; and

(14)	“CSRC Trial Measures Notice” means the Notice on Administrative Arrangements for the Filing of the Overseas Securities Offering and Listing by Domestic Companies issued by the CSRC on February 17, 2023.

C. Opinion

Based upon and subject to the foregoing descriptions, assumptions and further subject to the qualifications set forth below, we are of the opinion that as at the date hereof:

(1)	Incorporation of PRC Companies. Based on our understanding of the current PRC Laws, each of the PRC Companies has been duly incorporated and is validly existing with legal person status and limited liability under the PRC Laws and its business license and articles of association are in full force and effect under, and in compliance with, the PRC Laws.

(2)	Capitalization. The equity interests in each of the PRC Companies are legally and validly owned by their respective shareholders. To the best of our knowledge after due inquiry, the equity interests of the PRC Companies are free and clear of all liens, charges, restrictions upon voting or transfer or any other encumbrances, equities or claims. To our best knowledge after due inquiry, as of the date hereof, the registered capital of each of the PRC Companies has been paid in accordance with its respective articles of association.

(3)	Compliance with Articles of Association. To our best knowledge after due inquiry, as of the date hereof, the articles of association of each of the PRC Companies in all material aspects comply with the requirements of applicable laws of the PRC and are in full force and effect.

(4)	Corporate Structure. Based on our understanding of the current PRC Laws, the ownership structure of the PRC Companies and their respective PRC subsidiaries as described in ’‘Corporate History and Structure’’ of the Registration Statement, both currently and immediately after giving effect to the Offering, will not result in any violation of applicable PRC Laws currently in effect in any material aspects.

(5)	Business and License. The PRC Companies have sufficient corporate right, power and authority for them to own, use, and license their assets and conduct their business in the manner described in their respective business licenses and in the Registration Statement. To the best of our knowledge after due inquiry: (i) none of the PRC Companies has taken any action nor have any steps been taken or legal or administrative proceedings been commenced or threatened for the winding up, dissolution, bankruptcy or liquidation, or for the appointment of a liquidation committee of any of the PRC Companies, or for the suspension, withdrawal, revocation or cancellation of any of the business licenses of the PRC Companies; (ii) the business presently engaged by the PRC Companies as described in the Registration Statement is not subject to foreign investment restriction as stipulated by the Special Entry Management Measures (Negative List) for the Access of Foreign Investment (2024 version).

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(6)	Material Contracts. To the best of our knowledge after due and reasonable inquiries, (i) each of the Material Contracts as listed in Appendix B is governed by PRC Laws, has been duly authorized, executed and delivered by the relevant PRC Companies; (ii) each such PRC Companies had the corporate power and capacity to enter into and to perform its obligations under such Material Contracts; (iii) each of the Material Contracts constitutes a legal, valid and binding obligation of the parties thereto, enforceable against the parties thereto in accordance with its terms and conditions, except which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The execution, delivery and performance of the Material Contracts (either individually or in any combination) by the parties thereto, and the consummation of the transactions contemplated thereunder, do not and will not (i) result in any violation of the business license, articles of association or Governmental Authorizations of any PRC Companies, (ii) result in any violation of or penalty under any PRC Laws or (iii) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any other Material Contracts, except which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(7)	Title to Property and Leased Assets. Except as disclosed in the Registration Statement, to our best knowledge after due inquiry, (a) each of the PRC Companies, as the case may be, has legal right, power and valid title to legally own, use and lease all of their respective real properties that owned by such PRC Companies as described in the Registration Statement; and (b) each lease agreement in effect to which any of the PRC Companies is a party has been listed in Appendix C and is duly executed, legally binding and enforceable in accordance with their terms under PRC Laws, except for situations that would not reasonably be expected to have, individually or in aggregate, a Material Adverse Effect.

(8)	No Violation. To our best knowledge after due inquiry, except as disclosed in the Registration Statement, none of the PRC Companies is in breach or violation of or in default, in all material respects, as the case may be, under (a) its articles of association or business license, or (b) any Governmental Authorization which has been obtained by any PRC Companies.

(9)	Proceedings. To our best knowledge after due inquiry, except as disclosed in Appendix E, there is no material legal, governmental, administrative or arbitration proceedings, regulatory or administrative investigations or other governmental decisions, rulings, orders, demands or actions in PRC before any Governmental Agency pending against any PRC Companies, except those would not, individually or in the aggregate, result in a Material Adverse Effect.

(10)	Dividends. Except as disclosed in the Registration Statement, all dividends and other distributions lawfully declared and payable on the equity interests of any of the PRC Companies in Renminbi are freely payable under the PRC Laws, and in the case of any PRC Companies that is a foreign investment enterprise, may be payable in foreign currency and freely transferred out of the PRC without the necessity of obtaining any Governmental Authorization, provided that the remittance of such dividends outside of the PRC complies with the procedures required by PRC Laws relating to foreign exchange and any applicable withholding taxes are duly paid.

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(11)	Intellectual Property Rights. To our best knowledge after due inquiry, each of the PRC Companies, as the case may be, is the registered owner of the Intellectual Property Rights purported to be owned by such PRC Companies and owns or has a valid right to use the Intellectual Property Rights which are listed in Appendix D, except for situations that would not have, individually or in aggregate, a Material Adverse Effect. To our best knowledge after due inquiry and as confirmed by the Company, none of the PRC Companies has received any notice of infringement of asserted rights of others with respect to any intellectual property rights of any third party in the PRC.

(12)	Labor. To our best knowledge after due inquiry, except as disclosed in the Registration Statement, no material labor dispute, work stoppage, or other conflict with the employees of the PRC Companies exists, except for situations that would not have, individually or in aggregate, a Material Adverse Effect.

(13)	Foreign Exchange Registration. Except as disclosed in the Registration Statement, to our best knowledge after due inquiry, Zhibao China, as a wholly foreign owned entity, has completed foreign exchange registration required under the applicable PRC Laws and are in compliance with the SAFE Rules. To our best knowledge after due inquiry, as the date of this Opinion, all of Zhibao China’s beneficial owners, who are PRC residents and are required to make the Circular 37 Registration have completed such registration with the relevant governmental authority. To our best knowledge after due inquiry, as the date of this Opinion, all of Zhibao China’s beneficial owners, who are PRC institutions and are required to make the overseas direct investment registration have completed such registration with the relevant governmental authority.

(14)	Trial Measures. Pursuant to the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (“Trial Measures”), any follow-on offering, by a PRC domestic company that has completed its initial public offerings or listings in an overseas market, including issuance of shares, warrants, convertible notes, exchangeable notes and preferred shares, shall be required to submit a filing to the CSRC within three business days after the closing of such offering. Accordingly, the Company plan to submit the CSRC filing in connection with this Offering within three business days after the closing of this Offering.

(15)	Cybersecurity. The Company has applied for and completed a cybersecurity review with respect to its initial public offering closed on April 3, 2024. Pursuant to the Cybersecurity Review Measures, the Company is not required to do the cybersecurity review for this Offering.

(16)	Taxation. The statements set forth under the caption “Taxation” in the Registration Statement insofar as they constitute statement of PRC tax law, are accurate in all material respects and that such statements constitute our opinion. We do not express any opinion herein concerning any law other than PRC tax law.

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(17)	Submission to Jurisdiction. The choice of law provisions set forth in the Hudson EPA does not contravene PRC Laws and will be upheld by the courts of the PRC subject to duly completion of relevant procedure under PRC Laws; the Company can sue and be sued in its own name under the PRC Laws. The irrevocable submission of the Company to the arbitration tribunal located in the State of Nevada (“Nevada Arbitration Tribunal”), the waiver by the Company of any objection to the venue of a proceeding, and the agreement of the Company that the Hudson EPA be construed in accordance with and governed by the internal laws of the State of Nevada are valid and legal under PRC Laws and will be recognized by PRC courts subject to the due completion of procedure under PRC Laws; service of process effected in the manner set forth in the Hudson EPA will be effective to confer jurisdiction over the subsidiaries, assets and property of the Company in the PRC; and any judgment obtained in a Nevada Arbitration Tribunal arising out of or in relation to the obligations of the Company under the Hudson EPA will be recognized by PRC courts, subject to the conditions described under the caption “Enforceability of Civil Liabilities” in the Registration Statement.

(18)	Enforceability of Civil Procedures. The recognition and enforcement of foreign judgments are primarily provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on principles of reciprocity between jurisdictions. The PRC does not have any treaties or other form of reciprocal arrangements with the United States that provide for the reciprocal recognition and enforcement of foreign judgments as the date hereof. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of the PRC laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

(19)	Statements in Registration Statement. The statements in the Registration Statement under the headings “Prospectus Summary”, “Risk Factors”, “Use of Proceeds”, “Corporate History and Structure”, “Taxation”, “Our Business” and “Regulation” (other than the financial statements and related schedules and other financial data contained therein to which we express no opinion) to the extent that they constitute matters of PRC Laws or description of documents, agreements or proceedings governed by the PRC Laws, fairly reflect the matters purported to be summarized therein in all material aspects, and nothing has been omitted from such statements which would make such statements misleading in any material respect.

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D. Certain Limitations and Qualifications

(1)	The opinions expressed above are based on Documents and our interpretations of the PRC Laws, which, in our experience, are applicable. We note, however, that the laws and regulations in China have been subject to substantial and frequent revision in recent years. We cannot assure that any future interpretations or amendments of the PRC laws and regulations by relevant authorities, administrative pronouncements, or court decisions, or future positions taken by these authorities would not adversely impact or affect the opinions set forth in this Opinion.

(2)	This Opinion relates only to PRC Laws and there is no assurance that any of such PRC Laws or the interpretations by competent PRC courts or government authorities of such PRC Laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect. We express no opinion as to any laws other than PRC Laws.

(3)	This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and the entitlement of attorneys’ fees and other costs; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Laws.

(4)	Our above opinions are also subject to the qualifications that they are confined to and given on the basis of the published and publicly available PRC Laws effective as of the date hereof.

(5)	Except as otherwise specified herein, this Opinion has been prepared solely for your use and may not be quoted in whole or in part or otherwise referred to in any documents, or disclosed to any third party, or filed with or furnished to any Governmental Agency, or other party without the express prior written consent of us.

(6)	We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

(7)	We hereby consent to the Company providing copies or certified copies of this Opinion to Continental Stock Transfer & Trust Company, as the Transfer Agent and Registrar of the Offering.

Yours faithfully,

/s/ Jinghe Law Firm
Jinghe Law Firm

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Appendix A

List of the PRC Companies

PRC Companies
Zhibao Technology Co., Ltd. (致保科技有限公司in Chinese)
Shanghai Anyi Network Technology Co., Ltd. (上海安逸网络科技有限公司 in Chinese)
Sunshine Insurance Brokers (Shanghai) Co., Ltd. (阳光保险经纪（上海）有限公司 in Chinese)
Shanghai Zhibao Health Management Co., Ltd. (上海致保健康管理有限公司 in Chinese)
Shanghai Zhizhongbao Enterprise Management Co., Ltd. (上海致众保企业管理有限公司 in Chinese)

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Appendix B

List of Material Contracts

No.	Name of Contract	Name of Group Company	Name of Counter Party	Execution Date
1	技术服务及推广服务服务采购协议	Shanghai Anyi	南京市智慧医疗投资运营服务有限公司	November 1, 2023
2	互联网保险经纪业务合作协议	Sunshine Insurance Brokers	太平财产保险有限公司	January 1, 2023
3	互联网保险经纪业务合作补充协议	Sunshine Insurance Brokers	太平财产保险有限公司	December, 2023
4	泉州市“泉家保”普惠型家庭综合保险共保协议	Sunshine Insurance Brokers	中国人民财产保险股份有限公司泉州市分公司等	December 17, 2023
5	联合经纪合作协议	Sunshine Insurance Brokers	全联保险经纪有限公司	February 5, 2024
6	联合经纪补充协议	Sunshine Insurance Brokers	全联保险经纪有限公司	February 5, 2024
7	联合经纪战略合作协议	Sunshine Insurance Brokers	亚泰保险经纪有限责任公司	January 1, 2024
8	互联网保险经纪业务合作协议	Sunshine Insurance Brokers	中国平安财产保险股份有限公司上海分公司	March 30, 2024
9	保险经纪业务合作协议	Sunshine Insurance Brokers	中国平安财产保险股份有限公司上海分公司	August 29, 2023
10	第三方管理服务合作协议	Zhibao China	Key Insurer A	February 10, 2023
11	商业健康保险项目合作协议	Sunshine Insurance Brokers	Key Insurer B	December 2023
12	综合品牌服务采购协议	Sunshine Insurance Brokers	Key Insurer C	January 1, 2024
13	Share Purchase Agreement	Zhibao China	Xuegeng Zhao, Qin’er Ye ,Zhonglian Jinan Insurance Brokers Co., Ltd.	July 2,2025

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Appendix C

List of Lease Agreement

No.	Located Address	Lessor	Area (m²)	Duration of Leasehold	Use of Leasehold
1	上海市浦东新区五星路727弄汇公馆6号楼3层（Sunshine Insurance Brokers承租）	上海吉树企业营销策划有限公司	1,143.32	2024.11.01-2027.10.31	办公
2	中国（上海）自由贸易试验区临港新片区新杨公路860号10幢（Zhibao China承租）	上海临港奉贤经济发展有限公司	-	2022.08.16-2042.08.05	企业注册
3	上海市张江高科技园区郭守敬路498号8幢19号楼3层（Shanghai Anyi承租）	上海浦东软件园股份有限公司	-	2024.09.20-2025.09.30	办公
4	上海市张江高科技园区郭守敬路498号8幢19号楼3层（Zhibao Health承租）	上海浦东软件园股份有限公司	-	2024.09.20-2025.09.30	办公
5	北京市朝阳区高碑店乡高碑店村民俗文化街1700号D座208室（Sunshine Insurance Brokers Beijing Branch承租）	北京美盛格科技开发有限公司	83.00	2025.07.01-2026.07.09	办公
6	山东省济南市经十路12111号中润世纪中心3号楼6层603房间（Sunshine Insurance Brokers等承租）	济南国商园区运营管理有限公司	205.68	2024.08.20-2025.08.19	办公
7	山东省临沂市兰山区柳青街道上海路IEC国际企业中心521号（Sunshine Insurance Brokers Shandong Linyi Branch承租）	周浩	175.38	2024.07.01-2025.06.30	办公
8	深圳市罗湖区宝安北路华润置地笋岗中心大厦T1栋14层1402号（Sunshine Insurance Brokers Shenzhen Branch承租）	深圳仙郦科技有限公司	294.43	2025.01.01-2025.12.31	办公
9	云南省昆明市盘龙区席子营霖岚广场地块一A栋22层2206号（Sunshine Insurance Brokers Yunnan Branch承租）	何建媛	167.3	2024.09.01-2025.11.30	办公
10	浙江省杭州市余杭区高教路970-1号4号楼316室（Sunshine Insurance Brokers Zhejiang Branch承租）	轻工业杭州机电设计研究院有限公司	62.47	2025.05.01-2026.04.30	办公
11	广东省广州市番禺区南村镇汉溪大道东388号四海城商业广场4栋630-631房（Sunshine Insurance Brokers Guangdong Branch承租）	伍锦源	119.2146	2024.10.01-2026.09.30	办公
12	黑龙江省哈尔滨市香坊区中山路122号907、908（Sunshine Insurance Brokers Heilongjiang Branch承租）	黑龙江省天正粮油食品进出口股份有限公司	62.00	2024.12.21-2025.12.20	办公
13	江苏省南京市建邺区江东中路106号2104室-1（Sunshine Insurance Brokers Jiangsu Branch承租）	桑葚企业管理（江苏）有限公司	90.00	2024.12.01-2025.11.30	办公

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Appendix D

List of Intellectual Property Rights

1. Trademarks

No.	Trademark No.	Trademark	Registrant	Registration Date	Class	Status
1	37690651		Zhibao China	2020.02.28	9, 42	Registered
2	37693002		Zhibao China	2020.03.07	9, 42	Registered
3	44512692		Zhibao China	2020.11.28	9, 36, 42	Registered
4	48827849A		Zhibao China	2021.04.21	9, 36, 42	Registered
5	47922632A		Zhibao China	2021.07.21	9, 42	Registered
6	61627114		Zhibao China	2022.06.14	9, 36, 42	Registered
7	61640197		Zhibao China	2022.06.14	9, 36, 42	Registered
8	61643846		Zhibao China	2022.06.21	9, 42	Registered
9	72784924A		Zhibao China	2024.02.07	9, 36, 42	Registered
10	79530988		Zhibao China	2025.03.07	9,36,42	Registered
11	25552735		Shanghai Anyi	2018.10.28	9, 42	Registered
12	26070494A		Shanghai Anyi	2018.11.07	9, 36, 42	Registered
13	40628381A		Shanghai Anyi	2020.04.21	9, 36, 42	Registered
14	26150152A		Shanghai Anyi	2018.11.07	9, 36, 42	Registered
15	26175449A		Shanghai Anyi	2019.03.21	9, 42	Registered
16	26162570A		Shanghai Anyi	2019.01.14	9	Registered
17	31031460A		Shanghai Anyi	2019.06.28	9, 42	Registered
18	30560384A		Shanghai Anyi	2019.03.21	9, 36, 42	Registered
19	26160479		Shanghai Anyi	2018.09.28	9, 36, 42	Registered
20	57472452A		Shanghai Anyi	2022.03.07	9, 42	Registered

Jinghe Legal Opinion

2. Copyrights

(1) Computer Software Copyrights

No.	Name of Copyright	Registration No.	Registrant	Date of Publishment
1	派单系统V1.0	2020SR0558260	Zhibao China	2019.09.02
2	条款标注及知识图谱自动生成工具V1.0	2020SR0558250	Zhibao China	2020.01.10
3	灾害民生综合保险运营平台V1.0	2020SR0834994	Zhibao China	2019.12.30
4	活动运营系统V1.0	2020SR0853055	Zhibao China	2019.12.21
5	致保报表中心软件V1.0	2021SR0492631	Zhibao China	N/A
6	致保电销业绩管理TSR端软件V1.0	2021SR0492602	Zhibao China	2020.01.09
7	致保电销业绩管理运营端软件V1.0	2021SR0488300	Zhibao China	2020.01.09
8	致保渠道中心管理软件V1.0	2021SR0842099	Zhibao China	2020.12.4
9	致保综合运营平台软件V2.0	2021SR0850170	Zhibao China	2019.07.09
10	致保条款标注及知识图谱自动生成工具软件V2.0	2021SR0859234	Zhibao China	2020.07.10
11	致保灾害民生综合保险运营平台软件V2.0	2021SR1470694	Zhibao China	2020.07.20
12	致保保险产品中心软件V1.0	2021SR1461861	Zhibao China	2020.12.17
13	致保活动运营平台软件V2.0	2021SR1470695	Zhibao China	2020.05.27
14	致保保险经纪人软件V1.0	2021SR1793000	Zhibao China	N/A
15	致保保险经纪协同交付软件V1.0	2022SR0974892	Zhibao China	2020.07.17
16	致保智能保顾运营平台软件V1.0	2022SR0974891	Zhibao China	2021.04.01
17	经纪公司用印申请系统V1.06	2017SR562282	Shanghai Anyi	2017.07.07
18	借款人意外险专用投保系统V1.0.5	2018SR694377	Shanghai Anyi	2018.05.02
19	旅游险通用投保系统V1.0.5	2018SR694378	Shanghai Anyi	2017.05.08
20	智能保顾重大疾病测试系统V1.1.1	2018SR694376	Shanghai Anyi	2017.05.23
21	智能保顾可定制化问答系统V1.1.2	2018SR694379	Shanghai Anyi	2017.05.17
22	智能保顾智能问答系统V1.1.1	2018SR929043	Shanghai Anyi	2018.07.09
23	电器安维综合险专用投保系统V2.0.0	2018SR929048	Shanghai Anyi	2018.07.18
24	配送员意外险专用投保系统V1.1.0	2018SR929046	Shanghai Anyi	2018.07.20
25	经纪公司通用业务管理系统V1.3	2018SR1002920	Shanghai Anyi	2018.07.26
26	特定渠道推广系统V2.4.0	2018SR929042	Shanghai Anyi	2018.06.08
27	通用理赔系统V2.1.2	2018SR929047	Shanghai Anyi	2018.02.01
28	安逸商保系统V2.1.0	2018SR929049	Shanghai Anyi	2017.01.18
29	逸职保后台管理系统V1.0	2018SR1002899	Shanghai Anyi	2017.04.06
30	综合运营平台V1.5.0	2018SR929044	Shanghai Anyi	2018.02.09
31	通用渠道投保管理系统V1.7.0	2018SR929045	Shanghai Anyi	2017.07.07
32	安逸风险管家渠道投保软件V2.0	2021SR0532568	Shanghai Anyi	2019.08.08

Jinghe Legal Opinion

(2) Artwork Copyrights

No.	Name of Copyright	Registration Date	Registration No.	Registrant
1	智能保顾	2018.04.02	国作登字-2018-F-00519017	Shanghai Anyi
2	风险管家	2018.06.11	国作登字-2018-F-00519243	Shanghai Anyi
3	风险管家RISKEYS	2019.03.28	国作登字-2019-F-00744070	Shanghai Anyi
5	盐灯儿	2025.07.07	国作登字-2025-F-00251677	Zhibao China
4	晋小虎	2025.07.24	国作登字-2025-F-00223799	Shanghai Anyi

3. Domain Names

No.	Domain Names	Registration Date	Expiration Date	Registrant
1	a1y.cc	2017.11.30	2025.11.30	Shanghai Anyi
2	airiskeys.com	2017.10.11	2025.10.11	Sunshine Insurance Brokers
3	anyi-tech.com	2015.08.31	2025.08.31	Shanghai Anyi
4	anyitech.ltd	2017.06.02	2025.06.02	Shanghai Anyi
5	itechsunshine.com	2017.06.05	2025.06.05	Sunshine Insurance Brokers
6	riskeys.com	2015.08.31	2025.08.31	Sunshine Insurance Brokers
7	zhibaohealth.com	2023.09.19	2025.09.19	Zhibao China
8	zhibao-tech.com	2019.09.02	2025.09.02	Zhibao China
9	zhongjunan.com	2017.04.25	2026.04.25	Sunshine Insurance Brokers

Jinghe Legal Opinion

Appendix E

Legal Proceedings

As of the date of this Opinion, the PRC Companies have the following material on-going legal proceedings in China:

1. Zhibao Technology Co., Ltd. (“Zhibao China”) vs. Taiping General Insurance Company Limited (“Taiping Insurance”)

On June 3, 2024, Zhibao China, the plaintiff, filed a lawsuit at Shenzhen Futian District People’s Court against Taiping Insurance, in connection with the breach of contract pursuant to Third Party Management Service Cooperation Agreements. In this lawsuit, Zhibao China requested Taiping Insurance to repay management service fees of RMB 11,053,754.69, together with a penalty of approximately RMB 99,740 and case acceptance fees, litigation preservation fees pursuant to such Third Party Management Service Cooperation Agreements. As of the date of this Opinion, this case is still pending.

2. Shanghai Chenxi Technology Group Co., Ltd. (“Shanghai Chenxi”) vs. Sunshine Insurance Brokers (Shanghai) Co., Ltd. (“Sunshine Insurance Brokers”) & Zhibao China

On June 28, 2024, Shanghai Chenxi filed a lawsuit against Sunshine Insurance Brokers and Zhibao China at Shanghai Pudong New Area People’s Court, in connection with the breach of contract pursuant to Internet Insurance Marketing Promotion Cooperation Agreement. In this lawsuit, Shanghai Chenxi requested Sunshine Insurance Brokers and Zhibao China to be jointly liable in repaying promotion service fees of RMB 14,216,437.05, together with a penalty of approximately RMB 10,883.44, litigation costs and litigation preservation fees pursuant to such Internet Insurance Marketing Promotion Cooperation Agreement.

On December 5, 2024 and February 26, 2025, Shanghai Pudong New Area People’s Court separately issued two civil mediation documents, confirming that Shanghai Chenxi reached mediation agreements with Sunshine Insurance Brokers and Zhibao China. In the mediation agreement, Sunshine Insurance Brokers agreed to pay Shanghai Chenxi a total promotion service fees of RMB 13,257,049, along with case acceptance fees and litigation preservation fees of RMB 26,577.29. Sunshine Insurance Brokers has made the first due payment of RMB 2,370,483.68 on December 11, 2024. Sunshine Insurance Brokers received an enforcement notice from the Shanghai Pudong New Area People’s Court in May 2025, and RMB 1,335,000 of its funds have been frozen but not yet deducted.

3. Guangdong Zhongkang Yongdao Insurance Brokerage Co., Ltd. (“Guangdong Zhongkang”) vs. Sunshine Insurance Brokers & Zhibao China

On June 28, 2024, Guangdong Zhongkang filed a lawsuit against Sunshine Insurance Brokers and Zhibao China at Shanghai Pudong New Area People’s Court, in connection with the breach of contract pursuant to Joint Brokerage Cooperation Agreement. In this lawsuit, Guangdong Zhongkang requested Sunshine Insurance Brokers & Zhibao China to bear joint liability in repaying joint brokerage commission fees of RMB1,418,192.63, together with a penalty of approximately RMB 9,689.88 and litigation costs, litigation preservation fees pursuant to such Joint Brokerage Cooperation Agreement.

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On September 5, 2024, Sunshine Insurance Brokers filed a counterclaim lawsuit at Shanghai Pudong New Area People’s Court against Guangdong Zhongkang (Zhibao China as the third party) in connection with the aforementioned dispute. In this lawsuit, Sunshine Insurance Brokers requested Guangdong Zhongkang to return payments of RMB 4,476,900.00, together with a penalty of approximately RMB 65,126.06 and court acceptance fees.

On May 29, 2025, Sunshine Insurance Brokers and Zhibao China agreed to mediate in court with Guangdong Zhongkang and a mediation record was formed. According to the mediation record, Guangdong Zhongkang shall pay Sunshine Insurance Brokers a settlement amount of RMB 38,280.60, case acceptance fees of RMB 758 (reduced to RMB 379), and property preservation fees of RMB 5,000, totaling RMB 5,379, to be shared equally by Guangdong Zhongkang and Sunshine Insurance Brokers. On the same day, the Shanghai Pudong New Area People’s Court issued a ruling to lift the freeze on Sunshine Insurance Brokers’ bank deposits of RMB 1,427,881.

4. Beijing Tiantan Puhua International Hospital (“Tiantan Puhua”) vs. Taiping Property Insurance Co., Ltd. Shanghai Branch (“Taiping Shanghai”), Shanghai Jibeiji Enterprise Management Consulting Co., Ltd. (“Jibeiji”) & Zhibao China (Peter William Anthony Hogg as the third party)

On June 3, 2024, Tiantan Puhua filed a lawsuit at Shanghai Pudong New Area People’s Court against Taiping Shanghai, Jibeiji & Zhibao China (Peter William Anthony Hogg as the third party), in connection with exercise of subrogation rights regarding the third party’s outstanding medical expenses to Tiantan Puhua. In this lawsuit, Tiantan Puhua requested Taiping Shanghai to repay medical expenses of RMB 1,389,590.94, together with relevant interests and all litigation costs. Tiantan Puhua requested Jibeiji & Zhibao China to bear joint liability in repaying the aforementioned medical expenses and relevant interests. As of the date of this Opinion, the case is still pending.